Exhibit 99.1

KINDER MORGAN CANADA LIMITED DECLARES DIVIDENDS AND ANNOUNCES RESULTS FOR FIRST QUARTER OF 2018
Seeks Clarity on Path Forward, Shareholder Protection on Trans Mountain Expansion Project

CALGARY, ALBERTA, April 18, 2018 - The Kinder Morgan Canada Limited (TSX: KML) board of directors has declared a dividend for the first quarter of 2018 of $0.1625 per restricted voting share ($0.65 annualized), payable on May 15, 2018, to restricted voting shareholders of record as of April 30, 2018. KML's restricted voting share dividends are eligible dividends for Canadian income tax purposes.
"KML had a strong first quarter due to its diverse portfolio of fee-based assets and resilient cash flows," said KML Board Chairman and CEO Steve Kean.  KML reported first quarter net income of $44.4 million, slightly down from $46.8 million in the first quarter of 2017; and distributable cash flow (DCF) of $77.0 million, down 8 percent from the comparable period in 2017. DCF for the quarter benefited from greater contributions from the Pipelines segment and lower interest expense versus the first quarter of 2017, offset by increases in cash taxes and sustaining capital expenditures, as well as the payment of preferred share dividends compared to the previous period. Net income was further impacted by a reduction (to zero) in Certain Items in the period. Certain Items in the first quarter of 2017 resulted from currency fluctuations on U.S. dollar denominated intercompany loans with Kinder Morgan, Inc., that were settled in connection with the KML initial public offering. Please refer to “About KML” below for a description of KML’s minority interest in its assets.
In the first quarter, KML generated earnings per restricted voting share of $0.10, and produced DCF of $0.21 per restricted voting share relative to our declared $0.1625 per restricted voting share dividend, resulting in $5.5 million of excess DCF coverage above the company's dividend.
For the first quarter of 2018, KML generated net income of $44.4 million, Adjusted EBITDA of $98 million and DCF of $77 million. As of the end of the quarter, Trans Mountain Expansion Project (TMEP) spend totaled approximately $1.1 billion on a cumulative basis, of which approximately $581 million was incurred by KML post-IPO.

Overview of Business Segments
The Pipelines and Terminals segments' combined performance for the first quarter of 2018 was 6 percent higher than the same period during 2017. Pipelines segment performance was driven by higher capitalized equity financing costs (recognized in other income) due to spending on the Trans Mountain Expansion Project, offset by reclassifications of general and administrative costs to operations and maintenance and unfavorable timing of operating costs in 2018. "Demand for our pipelines continues to be strong with our Trans Mountain system once again oversubscribed each month during this past quarter," said Ian Anderson, KML President.
“Earnings in our terminals segment were slightly down year-over-year owing to lower agricultural product and sulphur volumes at Vancouver Wharves driven by temporary third-party rail service disruptions, as well as the impact of a customer contract buy-out (net of associated project write-off costs) recognized in the prior year period," noted John Schlosser, KML Terminals President.
"Offsetting this were contributions from the first tranche of tanks placed in-service at our Base Line Terminal joint venture," added Schlosser. "Volumes at the Terminals segment's Edmonton Area terminals were down 3.2 million barrels, or 11 percent, compared to first quarter of 2017, largely attributable to lower rail car loadings at our Edmonton Rail Terminal and Alberta Crude Terminal joint ventures rail facilities.  Utilization of our terminals remains high overall, driven by demand for our product takeaway capabilities and optionality."

2018 Budget
For 2018, KML's budget contemplates an annualized dividend of $0.65 per restricted voting share while achieving DCF (including capitalized equity financing costs) of approximately $349 million ($0.96 per restricted voting share) and Adjusted EBITDA of

$474 million. Excluding capitalized equity financing costs, Adjusted EBITDA and DCF are budgeted to be $403 million and $278 million, respectively. Actual capitalized equity financing costs will vary depending on the amount and timing of TMEP expenditures.
KML also budgeted to invest approximately $1.9 billion in expansion projects and other discretionary spending, of which approximately $1.75 billion would be associated with TMEP and the balance with Base Line Terminal. KML budgeted to end the year with a Net Debt-to-Adjusted EBITDA ratio of approximately 2.7 times. For 2018, KML estimates that every $0.01 change in the Canadian-to-U.S. dollar exchange rate would impact DCF by approximately $1 million.
We do not provide forecasted net income (the GAAP financial measure most directly comparable to the non-GAAP financial measures distributable cash flow and Adjusted EBITDA) due to the impracticality of quantifying certain amounts required by GAAP, such as realized and unrealized foreign currency gains and losses and potential changes in estimates for certain contingent liabilities.
In the event that the Trans Mountain Expansion Project is terminated (see discussion below), resulting impairments, foregone capitalized equity financing costs, and potential wind down costs would have a significant effect on our results of operations. Potential impairments would be recognized primarily in the period in which the decision to terminate is made.

Other News
KML Corporate
KML's board of directors declared a dividend of $0.328125 per Series 1 Preferred Share ($1.3125 annualized) and $0.3250 per Series 3 Preferred Share ($1.30 annualized), each payable on May15, 2018 to Series 1 and Series 3 preferred shareholders of record as of the close of business on April 30, 2018.

Pipelines
On April 8, 2018, KML announced that it was suspending all non-essential activities and related spending on the Trans Mountain Expansion Project. KML also announced that under current circumstances, specifically including the continued actions in opposition to the Project by the Province of British Columbia, it will not commit additional shareholder resources to the Project. KML further announced that it will consult with various stakeholders in an effort to reach agreements by May 31st that may allow the Project to proceed. The company stated it is difficult to conceive of any scenario in which it would proceed with the Project if an agreement is not reached by May 31st. The focus in those consultations will be on two principles: clarity on the path forward, particularly with respect to the ability to construct through BC; and, adequate protection of KML shareholders.
KML had previously announced a “primarily permitting” strategy for the first half of 2018, focused on advancing the permitting process, rather than spending at full construction levels, until it obtained greater clarity on outstanding permits, approvals and judicial reviews. Rather than achieving greater clarity, the Project is now facing unquantifiable risk. Previously, opposition by the Province of British Columbia was manifesting itself largely through BC’s participation in an ongoing judicial review. Unfortunately BC has now been asserting broad jurisdiction and reiterating its intention to use that jurisdiction to stop the Project. BC’s intention in that regard has been neither validated nor quashed, and the Province has continued to threaten unspecified additional actions to prevent Project success. Those actions have created even greater, and growing, uncertainty with respect to the regulatory landscape facing the Project. In addition, the parties still await judicial decisions on challenges to the original Order in Council and the BC Environmental Assessment Certificate approving the Project. These items, combined with the impending approach of critical construction windows, the lead-time required to ramp up spending, and the imperative that the company avoid incurring significant debt while lacking the necessary clarity, brought KML to the decision it announced on April 8th. Given the current uncertain conditions, KML is not updating its cost and schedule estimate at this time.

Terminals
Service commenced at the Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, Canada, by KML and Keyera Corp. The first 6 tanks at the 12-tank, 4.8 million barrel facility, which is fully contracted with long-term, firm take-or-pay agreements with credit-worthy customers, were placed into service in the first quarter 2018, with the balance to be phased into service throughout the year.
Base Line Terminal is connected via pipeline to KML’s Edmonton-area terminals and is capable of sourcing the majority of the crude streams handled by KML for delivery to multiple destinations, including but not limited to, KML's Trans Mountain Pipeline, the 50 percent-Kinder Morgan-owned Alberta Crude and Edmonton Rail terminals, other Edmonton area facilities and major export pipelines.
"We are pleased to commence operation of the Base Line Terminal and provide the Edmonton market with much needed, additional merchant storage,” said John Schlosser, President of KML Terminals. “The project is forecast to be completed on-time and on-budget later in the year, owing to strong cooperation with and support from our contractors and various project stakeholders, including the local community, regulators and government agencies. We are also excited to expand our partnership in the Edmonton-area with Keyera and appreciate their support and involvement in the project.”
KML’s total investment in the joint venture terminal is approximately $398 million, including costs associated with the construction of a pipeline segment funded solely by KML. Up to an additional 1.8 million barrels may be added in a phase-two expansion of the terminal, depending on future demand.
About Kinder Morgan Canada Limited (TSX: KML). KML manages and is the holder of a minority interest in a portfolio of strategic energy infrastructure assets across Western Canada. The financial results of the entire suite of assets held by Kinder Morgan Canada Limited Partnership (the Business) have been consolidated into the financial results of KML. KML investors are reminded that Kinder Morgan, Inc. (KMI) holds a majority voting interest in KML and a corresponding majority economic interest in the entirety of the business contributing to financial results discussed in this news release. Therefore, unless the context otherwise requires, references to KML in this news release are references to the Business in which the holders of restricted voting shares of KML collectively have a minority interest. The Trans Mountain Pipeline system, with connections to 20 incoming pipelines and current transportation capacity of approximately 300,000 barrels per day (based on throughput of 80 percent light oil and refined products and 20 percent heavy oil), is the only Canadian crude oil and refined products export pipeline with North American West Coast tidewater access. In Alberta, KML has one of the largest integrated networks of crude tank storage and rail terminals in Western Canada and the largest merchant terminal storage facility in the Edmonton market. KML also operates the largest origination crude by rail loading facility in North America. In British Columbia, KML controls the largest mineral concentrate export/import facility on the west coast of North America through its

Vancouver Wharves Terminal. Through its Puget Sound pipeline system, KML ships crude oil to refineries in Washington state and its Cochin Pipeline system transports light condensate originating from the United States to Fort Saskatchewan, Alberta. For more information please visit www.kindermorgancanadalimited.com

Please join KMI and KML at 4:30 p.m Eastern Time on Wednesday, April 18, 2018, at www.kindermorgan.com for a LIVE webcast conference call that will include a discussion of KML’s first quarter earnings.

Non-GAAP Financial Measures
KML's financial information has been prepared in accordance with United States generally accepted accounting principles (GAAP). In addition to using measures prescribed by GAAP, this news release includes references to DCF (both in the aggregate and per share), net income before interest expense, taxes, depreciation, depletion and amortization (DD&A) and adjusted for Certain Items (Adjusted EBITDA), segment earnings before DD&A and Certain Items (Segment EBDA before Certain Items) and Adjusted Earnings, all of which are financial measures that do not have any standardized meaning as prescribed by GAAP (non-GAAP measures). DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings should not be considered alternatives to GAAP net cash provided by operating activities, net income or Segment EBDA, respectively, computed under GAAP or any other GAAP measures, and such non-GAAP measures have important limitations as analytical tools. The computations of DCF, Adjusted EBITDA, Segment EBDA before Certain Items and Adjusted Earnings may differ from similarly titled measures used by others. Accordingly the use of such terms may not be comparable to similarly defined measures presented by other entities and investors should not consider these non-GAAP measures in isolation or as a substitute for an analysis of results reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (i) do not have a cash impact (for example, unrealized and realized foreign exchange gains and losses on the KMI loans and asset impairments), or (ii) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements and casualty losses).
DCF is net income before DD&A adjusted for (i) income tax expense and cash income taxes (paid) refunded; (ii) sustaining capital expenditures; and (iii) Certain Items. DCF is an important performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate our ability to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as distributions or expansion capital expenditures. KML uses this performance measure and believes it provides users of its financial statements a useful performance measure reflective of our ability to generate cash earnings to supplement the comparable

GAAP measure. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income. DCF per Restricted Voting Share is DCF divided by average outstanding Restricted Voting Shares, including stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. The Company believes that Segment EBDA before Certain Items is a useful measure of the operating performance because it measures segment operating results before DD&A and certain expenses that are generally not controllable by the operating managers of the respective business segments, such as general and administrative expense, interest expense, and income tax expense and prior to their pay off in the second quarter of 2017, the foreign exchange losses (or gains) on the KMI loans. General and administrative expenses include such items as employee benefits, insurance, rentals, certain litigation expenses, and shared corporate services including accounting, information technology, human resources and legal services. Certain general and administrative costs attributable to Trans Mountain are billable as flow through items to shippers and result in incremental revenues. Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, as applicable, which are specifically identified in the footnotes to the accompanying tables. KML did not have any Certain Items that affected the segments for the periods discussed in this release.
Adjusted EBITDA is used by the Company and external users of its financial statements, in conjunction with net debt, to evaluate certain leverage metrics. Adjusted EBITDA is EBITDA adjusted for Certain Items, as applicable. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. The Company evaluates adjusted EBTIDA in total and does not allocate Adjusted EBITDA amongst equity interest holders as it views Adjusted EBITDA as a measure against our overall leverage.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income.
Reconciliations of each of the foregoing non-GAAP measures have been provided in the financial tables set out below.

Important Information Relating to Forward-Looking Statements
This news release includes "forward-looking information," "financial outlook," and "forward-looking statements" within the meaning of applicable securities laws (forward-looking statements). Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the Trans Mountain Expansion Project, and Base Line Terminal project, including completion or potential termination of such projects, anticipated costs, scheduling and in-service dates, future benefits and utilization, anticipated project returns and the impacts of such projects; additionally, with respect to the Trans Mountain Expansion Project, consultations with various stakeholders in an effort to reach agreements that may allow the Trans Mountain Expansion Project to proceed, and the time period over which such consultations would occur; KML's intention not to commit additional shareholder resources to the Trans Mountain Expansion Project under the current circumstances; the level of uncertainty as to whether the Trans Mountain Expansion Project could be finished; and the impacts of political risk, governmental and regulatory actions and judicial decisions on the Trans Mountain Expansion Project; KML's anticipated 2018 Adjusted EBITDA and DCF; and anticipated dividends and the intended payment thereof. Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results, including the ability of KML to pay dividends, are beyond the ability of KML to control or predict. As noted above, the forward-looking statements included in this release are based on a number of material assumptions, including among others those highlighted, or inherent in the factors highlighted, below. Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: the willingness and ability of Trans Mountain Expansion Project stakeholders to work with KML in a timely manner and reach agreements that would allow the Trans Mountain Expansion Project to proceed; and judicial decisions as well as changes in the political environment, governmental or third party support and regulatory actions relating to the Trans Mountain Expansion Project; changes in market conditions, competitive landscape, issues, delays or stoppages associated with major expansion projects, including the Trans Mountain Expansion Project; changes in public opinion, public opposition, the resolution of issues relating to the concerns of individuals, special interest or Aboriginal groups, governmental organizations, non-governmental organizations and other third parties that may expose us to higher project or operating costs, project delays or even project cancellations; significant unanticipated cost overruns or required capital expenditures; the breakdown or failure of equipment, pipelines and facilities, releases or spills, operational disruptions or service interruptions; the ability of KML to access sufficient external sources of financing, and the cost of such financing; and changes in governmental support and the regulatory environment.
The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to the financial outlook and other forward-looking statements included in this news release are set out in KML’s Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors,” “Information Regarding Forward-Looking Statements,” “Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere) and KML’s subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov, under KML's profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com. Shareholders and prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML's restricted voting shares. The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.
The assumptions behind KML’s forecasted 2018 Adjusted EBITDA are substantially unchanged from those presented under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Recent Developments -TMEP Permitting and Construction Progress” in KML’s Annual Report on Form 10-K for the year-ended December 31, 2017 available through the SEC’s EDGAR system at www.sec.gov, under KML's profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com. In addition to the assumptions for Adjusted EBITDA, KML’s forecasted 2018 DCF includes assumptions for expected funding sources and associated costs, cash taxes and sustaining capital expenditures.

CONTACTS
Media Relations	Investor Relations
(855)908-9734	(800) 315-0578
(604) 908-9734	kml_ir@kindermorgancanadalimited.com
www.kindermorgancanadalimited.com

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues	$164.2	$164.5
Costs, expenses and other
Operations and maintenance	49.1	49.0
Depreciation and amortization	36.8	34.8
General and administrative	18.4	17.0
Taxes, other than income taxes	9.3	9.8
Other expense, net	0.1	1.8
	113.7	112.4

Operating income	50.5	52.1

Other income (expense)
Interest, net	(0.3)	(6.7)
Foreign exchange (loss) gain	(0.2)	10.9
Other, net	10.9	4.7

Income before income taxes	60.9	61.0

Income tax expense	(16.5)	(14.2)

Net income	44.4	46.8

Preferred share dividends	(7.2)	—

Net income attributable to KMI interest	(26.4)	(46.8)

Net income available to restricted voting stockholders	$10.8	$—

Restricted Voting Shares
Basic and diluted earnings per restricted voting share	$0.10

Basic and diluted weighted average restricted voting shares outstanding	103.5

Declared dividend per restricted voting share	$0.1625

Segment EBDA			% change
Pipelines	$63.6	$56.3	13%
Terminals	53.6	54.1	(1)%
Total Segment EBDA	$117.2	$110.4	6%

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions of Canadian dollars, except per share amounts)

	Three Months Ended March 31,
	2018	2017	% change
Segment EBDA before certain items
Pipelines	$63.6	$56.3	13%
Terminals	53.6	54.1	(1)%
Subtotal	117.2	110.4	6%

DD&A	(36.8)	(34.8)
General and administrative and corporate charges (1) (2)	(19.2)	(16.8)
Interest, net (3)	(0.3)	(6.7)
Subtotal	60.9	52.1

Book taxes (1)	(16.5)	(11.8)
Net Income before Certain Items ("Adjusted Earnings")	44.4	40.3

Certain items
Foreign exchange gain on the KMI Loans (4)	—	10.1
Other	—	(1.2)
Subtotal certain items before tax	—	8.9
Book tax certain items	—	(2.4)
Total certain items	—	6.5
Net income	44.4	46.8
Preferred share dividends	(7.2)	—
Net income attributable to KMI interest	(26.4)	(46.8)
Net income available to restricted voting stockholders	$10.8	$—

Net income	$44.4	$46.8
Total certain items	—	(6.5)
Adjusted earnings	44.4	40.3
DD&A	36.8	34.8
Total book taxes	16.5	11.8
Cash taxes	(6.8)	(0.2)
Preferred share dividends	(7.2)	—
Sustaining capital expenditures	(6.7)	(3.3)
DCF (5)	77.0	$83.4
DCF to KMI interest	(54.0)	(83.4)
U.S. cash taxes attributable to restricted voting stockholders	(0.6)	—
DCF to restricted voting stockholders	$22.4	$—

Weighted average restricted voting shares outstanding for dividends (6)	104.3

DCF per restricted voting share	$0.215
Declared dividend per restricted voting share	$0.1625

Adjusted EBITDA (7)	$98.0	$93.6

Notes (In millions of Canadian dollars)
(1)	Excludes certain items: 1Q 2017 - General and administrative and corporate charges $(1.2), book tax $(2.4)
(2)	Includes corporate charges: 1Q 2018 - $0.8 1Q 2017 - $1.0
(3)	For the periods prior to our May 30, 2017 initial public offering, amounts primarily represented interest expense on the KMI loans that were repaid in 2Q 2017.
(4)	Primarily represents foreign currency gain on U.S. dollar denominated loans outstanding to KMI.
(5)	Includes capitalized equity financing costs of: 1Q 2018 - $11.6 1Q 2017 - $5.5
(6)	Includes stock awards of restricted voting shares that participate in dividends.
(7)	Adjusted EBITDA is net income before certain items, plus DD&A, book taxes, and interest expense. Net income to Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended March 31,
	2018	2017
Net income	$44.4	$46.8
Total certain items	—	(6.5)
DD&A	36.8	34.8
Total book taxes	16.5	11.8
Interest, net	0.3	6.7
Adjusted EBITDA	$98.0	$93.6

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended March 31,
	2018	2017

Pipelines
Trans Mountain (MBbl/d - mainline throughput)	289	307
Puget Sound (MBbl/d - mainline throughput)	164	157
Canadian Cochin (MBbl/d - mainline throughput)	85	79

Terminals
Liquids Leasable Capacity (MMBbl)	8.2	7.3
Liquids Utilization %	100%	100%
Bulk Transload Tonnage (MMtons) (1)	0.8	1.0

(1)	Includes KML's share of Joint Venture tonnage.

Kinder Morgan Canada Limited and Subsidiaries
Preliminary Consolidated Balance Sheets
(Unaudited)
(In millions of Canadian dollars)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$210.3	$238.8
Other current assets	112.5	101.8
Property, plant and equipment, net	3,921.1	3,708.0
Goodwill	248.0	248.0
Deferred charges and other assets	144.6	156.1
TOTAL ASSETS	$4,636.5	$4,452.7

LIABILITIES AND EQUITY
Liabilities
Short-term debt	$100.0	$—
Other current liabilities	355.9	298.3
Other	544.3	516.8
Total liabilities	1,000.2	815.1

Equity
Other equity	1,475.8	1,474.7
Accumulated other comprehensive loss	(8.2)	(8.8)
Total KML equity	1,467.6	1,465.9
KMI interest	2,168.7	2,171.7
Total equity	3,636.3	3,637.6
TOTAL LIABILITIES AND EQUITY	$4,636.5	$4,452.7

Net Cash	$(110.3)	$(238.8)

Net Debt including 50% of KML preferred shares (1)	$164.7	$36.2

	Adjusted EBITDA Twelve Months Ended
	March 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA (2)	2018	2017
Net income	$158.3	$160.7
Total certain items	10.3	3.8
DD&A	144.3	142.4
Total book taxes	70.3	65.6
Interest, net	9.4	15.8
Adjusted EBITDA	$392.6	$388.3

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	0.4	0.1

Notes
(1)	March 31, 2018 and December 31, 2017 amounts include: $275 million representing 50% of our preferred stock, which is included in Other equity.
(2)	Adjusted EBITDA is net income before certain items, plus DD&A, book taxes, and interest, net, with any difference due to rounding.